SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                     Nordic American Tanker Shipping Limited
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               (Exact name of Issuer as specified in its chapter)


Bermuda                                                           N/A
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(State of incorporation                                     (IRS Employer
or organization)                                            Identification No.)


Canon's Court
22 Victoria Street
Hamilton HM 12
Bermuda                                                          N/A
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(Address of principal                                         (Zip Code)
executive offices)

          If this form relates to the registration of a class of securities and is effective upon filing pursuant to General Instruction A(c) please check the following box. |_|

          If this form relates to the registration of a class of securities and is effective pursuant to General Instruction A(d) please check the following box. |_|

          Securities Act registration statement file number to which this form relates:

          333-07536 and 333-118128

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                       Name of each exchange on
to be so registered                       which each class is to be registered
-------------------                       ------------------------------------

Common Shares, par value $0.01            New York Stock Exchange


        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)

          This Form 8-A is being filed in connection with the listing of the common shares, $.01 par value per share (the "Common Shares"), of Nordic American Tanker Shipping Limited, a company organized under the laws of the Islands of Bermuda (the "Company"), on the New York Stock Exchange and the concurrent withdrawal of the Common Shares from listing on the American Stock Exchange.

Item 1.   Description of Registrants Securities to be Registered

          Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of Common Shares are entitled to receive ratably all dividends, if any, declared by the Board of Directors out of funds legally available for dividends. Holders of Common Shares do not have conversion, redemption or preemptive rights to subscribe to any of the Company's securities. All outstanding Common Shares are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Shares are subject to the rights of the holders of any preferred shares which the Company may issue in the future. The Company does not currently have any preferred shares issued and outstanding.

          This summary of the material terms of the Company's Common Shares does not purport to be complete and is qualified in its entirety by reference to the Company's Memorandum of Association, as amended, and Bye-Laws, as amended.

          The transfer agent and registrar for the Common Shares is Mellon Investor Services LLC.

Item 2.   Exhibits       Description

          1. The Memorandum of Association of the Company is hereby incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form F-1 (Registration Statement No. 33-96268) filed with the Securities and Exchange Commission on August 28, 1995.

          2. The Bye-Laws of the Company are hereby incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form F-1 (Registration Statement No. 33-96268) filed with the Securities and Exchange Commission on August 28, 1995.

          3. The Share Certificate is hereby incorporated by reference to Exhibit 4 to the Registration Statement on Form F-3 (Registration No. 333-07536) filed with the Securities and Exchange Commission on August 29, 1997.

                                    SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Dated:  November 12, 2004             Nordic American Tanker Shipping Limited



                                      By: /s/ Herbjorn Hansson
                                          -------------------------
                                          Name:  Herbjorn Hansson
                                          Title: President and Chief
                                                 Executive Officer







01318.0002 #525786